Exhibit 10.25

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

AMENDED AND RESTATED LICENSE AGREEMENT

This AMENDED AND RESTATED LICENSE AGREEMENT (this “Agreement”) is made as of November 23, 2020 (the “Effective Date”), by and between ASANA BIOSCIENCES, LLC, a limited liability company organized and existing under the laws of the State of Delaware (“Asana”) and ASN PRODUCT DEVELOPMENT, INC., a corporation organized and existing under the laws of the State of Delaware (“Company”). Asana and Company are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

BACKGROUND

A. Asana is a biopharmaceutical company that is developing certain proprietary compounds for the treatment of cancer and controls certain patents and know-how relating to such compounds;

B. Company is a biopharmaceutical company engaged in the research, development and commercialization of biopharmaceutical products, and is a wholly owned subsidiary of Asana;

C. The Parties entered into that certain License Agreement dated March 1, 2020 (the “Original Agreement”) pursuant to which Company obtained from Asana an exclusive license to develop and commercialize certain of such compounds in the Field in the Territory (each as defined below);

D. The Parties desire to amend and restate the Original Agreement in its entirety, all in accordance with the terms and conditions set forth herein; and

E. Simultaneously with entering into this Agreement, Erasca, Inc. (“Parent”), Erasca – ASN Product Development – Merger Sub I, Inc., Erasca – ASN Product Development – Merger Sub II, Inc. and the Parties are entering into the Merger Agreement (as defined below) on the terms and conditions set forth therein.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein below, and other good and valuable consideration, the sufficiency of which is hereby acknowledged by both Parties, the Parties agree as follows:

ARTICLE 1

DEFINITIONS & INTERPRETATION

Whenever used in this Agreement with an initial capital letter, the terms defined in this Article 1 and elsewhere in this Agreement, whether used in the singular or plural, shall have the meanings specified. Terms used in this Agreement with an initial capital letter, and not defined in this Article 1 or elsewhere in this Agreement, whether used in the singular or plural, shall have the meanings ascribed to them in the Merger Agreement.

1

1.1 “Acquiring Entity” means, collectively, the Third Party referenced in the definition of Acquisition and such Third Party’s Affiliates, other than the applicable Party in the definition of Acquisition and such Party’s Affiliates determined immediately prior to the closing of such Acquisition.

1.2 “Acquisition” shall mean: (a) a merger involving a Party, in which the shareholders of such Party immediately prior to such merger cease to control (as defined in Section 1.4) such Party after such merger; (b) a sale of all or substantially all of the business or assets of a Party to an acquiring entity; or (c) a sale of a controlling (as defined in Section 1.4) interest of a Party to an acquiring entity.

1.3 “Active Ingredient” means the clinically active material(s) that provides pharmacological activity in a pharmaceutical product (excluding formulation components such as coatings, stabilizers, excipients or solvents, adjuvants or controlled release technologies).

1.4 “Affiliate” means, with respect to a Person, any other Person controlling, controlled by or under common control with such Person, for so long as such control exists. For purposes of this Section 1.4 only, “control” means (i) direct or indirect ownership of more than fifty percent (50%) of the stock, shares or other equity interests having the right to vote for the election of directors of such entity or (ii) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such entity, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, with respect to each of Asana and Company, “Affiliates” will exclude Chirag Patel, Chintu Patel and Gautam Patel (each, a “Majority Investor”) and any other Person controlled, directly or indirectly, or trust created or controlled, by any Majority Investor or group of Majority Investors. For purposes of this Agreement, neither Asana nor ASN Product Development, Inc. will be deemed to be an Affiliate of the other.

1.5 “Applicable Laws” means collectively all laws, regulations, ordinances, decrees, judicial and administrative orders (and any license, franchise, permit or similar right granted under any of the foregoing) and any other requirements of any applicable Governmental Authority that govern or otherwise apply to a Party’s activities in connection with this Agreement.

1.6 “[***]” means that certain compound known as of the Effective Date as [***] as further described in Exhibit 1.6.

1.7 “ASN007” means that certain compound known as of the Effective Date as ASN007, as further described in Exhibit 1.7.

1.8 “Assigned Contract” means each agreement between Asana and a CMO that is related solely to the manufacture of the Licensed Compounds and is set forth on Exhibit 1.8.

2

1.9 “Breakthrough Designation” means the designation of a drug as a breakthrough therapy by the FDA pursuant to Section 506(a) of the Federal Food Drug and Cosmetic Act (21 U.S.C. §356(a)), as amended by Section 902 of the Food and Drug Administration Safety and Innovation Act and as may be amended further from time to time.

1.10 “Breakthrough Designation Milestone” means the achievement of Breakthrough Designation from the FDA for a Licensed Product, as a single agent or combination product.

1.11 “Business Day” means a day other than a Saturday, Sunday or any other day on which banking institutions in New York, New York, U.S.A. are authorized or required by Applicable Laws to remain closed.

1.12 “Calendar Quarter” means the period beginning on the Effective Date and ending on the last day of the calendar quarter in which the Effective Date falls, and thereafter each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, that, the final Calendar Quarter shall end on the last day of the Term.

1.13 “Calendar Year” means the period beginning on the Effective Date and ending on December 31 of the calendar year in which the Effective Date falls, and thereafter each successive period of twelve (12) months commencing on January 1 and ending on December 31; provided, that, the final Calendar Year shall end on the last day of the Term.

1.14 “Clinical Trial” means any human clinical trial of a Licensed Product in the Field.

1.15 “Commercialization” or “Commercialize” means all activities directed to marketing, promoting, advertising, exhibiting, distributing, detailing, selling (and offering for sale or contracting to sell) or otherwise commercially exploiting (including pricing and reimbursement activities) a Licensed Product in the Field in the Territory (including importing and exporting activities in connection therewith).

1.16 “Commercially Reasonable Efforts” means, with respect to a Party’s obligations or activities under this Agreement, the carrying out of such obligations or activities with a level of effort and resources consistent with the commercially reasonable practices normally devoted by a similarly situated biopharmaceutical company as part of an active and continuing program of development and commercialization of a pharmaceutical product of similar market potential and at a similar stage of its product life, taking into account all relevant factors, including but not limited to, the competitiveness of the marketplace, the proprietary position, regulatory status, the profitability of the product, and relative safety and efficacy of such product, but not taking into account (a) any other pharmaceutical product such Party is then researching, developing or commercializing, alone or with one or more Affiliates or Third Parties or (b) any payments made or required to be made to the other Party hereunder. Without limiting the foregoing, such efforts shall include: (i) assigning responsibilities for activities for which such Party is responsible to specific employee(s) who are held accountable for the progress, monitoring and completion of such activities, (ii) setting and seeking to reasonably achieve meaningful objectives for carrying out such activities, and (iii) making and implementing reasonable decisions and allocating resources reasonably necessary or appropriate to advance progress with respect to and complete such objectives in an expeditious manner.

1.17 “Company IP” means all Patent Rights and Know-How that (a) are Controlled by Company as of the Effective Date or (b) thereafter come into Company’s Control independent of this Agreement, and in each case, that are necessary for, or used or applied by or on behalf of Company or its Affiliates or sublicensees in, the Development, manufacture or Commercialization of Licensed Products.

1.18 “Competing Product” means any compound or product (other than any Licensed Compound or Licensed Product) directed against the Target or [***] or [***].

1.19 “Confidential Information” of a Party (a “Disclosing Party”) means, subject to Section 9.2, all Know-How or other proprietary information that is disclosed by a Disclosing Party or any of its Affiliates or sublicensees to the other Party (a “Receiving Party”) or its Affiliates pursuant to this Agreement, whether made available orally, in writing, or in electronic form, including (a) such Know-How comprising or relating to concepts, discoveries, Inventions, data, designs or formulae arising from this Agreement and (b) any unpublished patent applications disclosed hereunder. Notwithstanding the foregoing, the existence and terms of this Agreement shall be deemed Confidential Information of both of the Parties and each Party shall be deemed the Disclosing Party with respect thereto.

1.20 “Control” or “Controlled” means with respect to any material, Know-How, or intellectual property right (including Patent Rights), that a Party has the power (whether by ownership, license, or otherwise other than pursuant to this Agreement) to grant to the other Party access, a license, or a sublicense (as applicable) to the same on the terms and conditions set forth in this Agreement without violating any obligations of the granting Party to a Third Party. Notwithstanding the foregoing, a Party will not be deemed to “Control” any material, Know-How, or intellectual property right (including Patent Rights) that, prior to the consummation of the Acquisition making an Acquiring Entity an Affiliate of a Party, is owned or in-licensed by such Acquiring Entity that becomes an Affiliate of such acquired Party after the Effective Date as a result of such Acquisition or that any Acquiring Entity subsequently develops without accessing or practicing any Licensed IP or Inventions. For clarity, the transactions contemplated by the Merger Agreement shall not constitute an Acquisition for purposes of this Agreement.

1.21 “Cover” means, with respect to a Licensed Compound or Licensed Product in a particular country or jurisdiction that the manufacture, use, sale, offer for sale, export or importation of such Licensed Compound or Licensed Product, as applicable, in such country or jurisdiction would, but for the licenses granted herein, infringe a Valid Claim. Cognates of the word “Cover” shall have correlative meanings.

1.22 “Develop” or “Development” or “Developing” means all development activities for any Licensed Product that are directed to obtaining Regulatory Approval(s) of such Licensed Product and to support appropriate usage for such Licensed Product, in each case in the Field, including: (a) all research, non-clinical, preclinical and clinical activities, testing and studies of such Licensed Product; toxicology, pharmacokinetic, pharmacodynamic, drug-drug interaction, safety, tolerability and pharmacological studies of such Licensed Product; (b) distribution of such

Licensed Product for use in Clinical Trials (including placebos and comparators); (c) statistical analyses; (d) the preparation, filing and prosecution of any application for Regulatory Approval for such Licensed Product in the Field; (e) all development activities directed to label expansion (including prescribing information) or obtaining Regulatory Approval for one or more additional indications in the Field following initial Regulatory Approval; (f) all development activities conducted after receipt of Regulatory Approval that are required or requested in writing by a Regulatory Authority as a condition of, or in connection with, obtaining or maintaining a Regulatory Approval; (g) any pharmacoeconomic studies relating to the indication for which the applicable Licensed Product is being developed; (h) any investigator- or institution-sponsored studies; and (i) all regulatory activities related to any of the foregoing; provided, however, that Development excludes Commercialization.

1.23 “Divestiture” means (a) the divestiture of a Competing Product through (i) an outright sale or assignment of all material rights in such Competing Product to a Third Party or (ii) an exclusive out-license of all development and commercialization rights with respect to such Competing Product, with no further material role, influence or authority of the applicable Party or its Affiliates, directly or indirectly, with respect to such Competing Product or (b) the complete cessation of all development and commercialization activities with respect to such Competing Product. For clarity, the right of the applicable Party or its Affiliates to receive royalties, milestones or other payments in connection with an acquirer, assignee or licensee’s development or commercialization of a Competing Product pursuant to sub-section (a) above, shall be permitted for any such Divestiture. When used as a verb, “Divest” and “Divested” means to cause a Divestiture.

1.24 “FDA” means the United States Food and Drug Administration or any successor entity thereto.

1.25 “Field” means all fields of use.

1.26 “GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of clinical trials, including, as applicable (a) as set forth in the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonized Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) (the “ICH Guidelines”) and any other guidelines for good clinical practice for trials on medicinal products in the Territory, (b) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, and (c) the equivalent Applicable Laws in the region in the Territory, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

1.27 “GLP” means all applicable Good Laboratory Practice standards, including, as applicable, as set forth in the then-current good laboratory practice standards promulgated or endorsed by the U.S. Food and Drug Administration, as defined in 21 C.F.R. Part 58, and the equivalent Applicable Laws in the Territory, each as may be amended and applicable from time to time.

1.28 “GMP” means all applicable Good Manufacturing Practices, including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, including pursuant to 21 C.F.R. Parts 4, 210, and 211, (b) European Directive 2003/94/EC and Eudralex 4, (c) the principles detailed in the International Conference on Harmonization’s Q7 guidelines, and (d) the Applicable Laws in any relevant country or jurisdiction corresponding to (a) through (c) above, each as may be amended and applicable from time to time.

1.29 “Governmental Authority” means any federal, state, national, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.30 “IND” means an investigational new drug application or similar application filed with a Regulatory Authority in any country or jurisdiction prior to beginning Clinical Trials in that country or jurisdiction.

1.31 “Invention” means any Know-How, composition of matter, article of manufacture, mechanism of action, method of use, method of manufacture, diagnostic method or prognostic method, or other subject matter, whether patentable or not, that is conceived or reduced to practice under and as a result of the Development, manufacture, or Commercialization of a Licensed Compound or Licensed Product, or the exercise of the licenses granted, in each case under this Agreement.

1.32 “Know-How” means all technical information, data, inventions, discoveries, trade secrets, specifications, instructions, processes, formulae, methods, protocols, expertise and other technology applicable to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them, and all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data relevant to any of the foregoing. For clarity, Know-How excludes Patent Rights and physical substances.

1.33 “Licensed Compound” means (a) ASN007, (b) any complex, chelate, clathrate, acid, base, ester, salt, isomer, stereoisomer, diastereoisomer, enantiomer, pro-drug, metabolite, hydrate, solvate, polymorph, tautomer (including any purified tautomer), tautomeric mixture, degradant and any other derivative, crystalline form or combination of a compound described in (a) and (c) any other pharmaceutically active compound (i) the principal mechanism of action of which is to inhibit the Target by directly binding thereto and (ii) the composition of matter of which is claimed by one or more of the Patent Rights listed in Exhibit 1.36 as of the Effective Date.

1.34 “Licensed IP” means, collectively, Licensed Know-How and Licensed Patent Rights.

1.35 “Licensed Know-How” means all Know-How, which (a) is Controlled by Asana or any of its Affiliates as of the Effective Date or during the Term of this Agreement, (b) is not generally known and (c) is reasonably necessary or actually used for the Development, manufacture, use, offer for sale, import, sale or other Commercialization of a Licensed Compound in the Field in the Territory.

1.36 “Licensed Patent Rights” means all Patent Rights which (a) are Controlled by Asana or any of its Affiliates as of the Effective Date or during the Term and (b) Cover a Licensed Compound in the Field in the Territory, including those Patent Rights set forth on Exhibit 1.36.

1.37 “Licensed Product” means any product that contains, incorporates or comprises one or more Licensed Compounds, as an Active Ingredient, in any presentation, formulation or dosage form, including in combination with any other Active Ingredient.

1.38 “Merger Agreement” means that certain Merger Agreement among (a) Parent, (b) Erasca – ASN Product Development – Merger Sub I, Inc., a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub I”), (c) Erasca – ASN Product Development – Merger Sub II, Inc., a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub II” and together with Merger Sub I, “Merger Subs”), (d) Company and (v) Asana, dated November 23, 2020.

1.39 “NDA” means a new drug application filed pursuant to the requirements of the FDA pursuant to 21 C.F.R. Part 314.50 to obtain regulatory approval for a product in the United States, or the equivalent application or filing for approval to market or sell a pharmaceutical product in another country or jurisdiction (as applicable).

1.40 “Patent Prosecution” means activities directed to (a) preparing, filing and prosecuting applications (of all types) for any Patent Rights, (b) managing any interference, opposition, re-issue, reexamination, supplemental examination, invalidation proceedings (including inter partes or post-grant review proceedings), revocation, nullification, or cancellation proceeding relating to the foregoing, (c) deciding whether to abandon, extend or maintain Patent Rights and (d) listing in regulatory publications (as applicable). For purposes of clarity, “Patent Prosecution” will not include any other actions taken with respect to a patent or patent application.

1.41 “Patent Rights” means the issued patents and pending patent applications (which, for purposes of this Agreement, include certificates of invention, supplementary protection certificates and applications therefor, applications for certificates of invention and priority rights) in any country or jurisdiction, including all international applications, provisional applications, substitutions, continuations, continuations-in-part, continued prosecution applications including requests for continued examination, divisional applications and renewals, and all letters patent or certificates of invention granted thereon, and all reissues, reexaminations, extensions, adjustments, term restorations, renewals, substitutions, confirmations, registrations, revalidations, revisions and additions of or to any of the foregoing, in each case, in any country or jurisdiction.

1.42 “Person” means any individual, corporation, company, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

1.43 “Phase 2 Clinical Trial” means a Clinical Trial of the safety, dose range, dose schedule or efficacy of a Licensed Product, whether as a monotherapy or combination therapy, which is designed to generate sufficient data (if successful) to support the commencement of a Registrational Trial or to file for accelerated approval, or otherwise consistent with the requirements of U.S. 21 C.F.R. 312.21(b) or corresponding foreign regulations, regardless of whether such trial is referred to as a “phase 2 clinical trial” in the Development Plan.

1.44 “Phase 2 Study Milestone” means the achievement of Successful Proof of Concept in a Phase 2 Clinical Trial.

1.45 “Registrational Trial” means a Clinical Trial that is designed to obtain sufficient data and results to support the filing of an application for Regulatory Approval (but may not include the data that may be necessary to support the pricing and/or reimbursement approvals). A Registrational Trial includes any Clinical Trial that satisfies at least one of the following criteria:

(a) It would, based on interactions with a Regulatory Authority or otherwise prior to the initiation of such trial, satisfy the requirements of 21 CFR 312.21(c) or corresponding foreign regulations;

(b) It is designed in a manner to allow for the addition of patients such that it could satisfy the requirements of 21 CFR 312.21(c) or corresponding foreign regulations; or

(c) It is otherwise intended, at the time of initiation to support (either alone or together with another Clinical Trial that would satisfy the requirements of 21 CFR 312.21(c) or corresponding foreign regulations) an application for Regulatory Approval of a new product (or a new indication or intended use for an already approved product).

1.46 “Regulatory Approval” means all approvals from the relevant Regulatory Authority necessary to initiate marketing and selling a product (including Licensed Product) in any country or jurisdiction. For clarity, Regulatory Approval excludes pricing or reimbursement approval.

1.47 “Regulatory Authority” means any applicable Governmental Authority with authority over the distribution, importation, exportation, manufacture, production, use, storage, transport, clinical testing or sale of a pharmaceutical product (including any Licensed Product), which may include the authority to grant the required reimbursement and pricing approvals for such sale.

1.48 “Regulatory Submissions” means any filing, application or submission with any Regulatory Authority, including applications for Regulatory Approvals and any pricing or reimbursement approvals, as applicable, and all correspondence or communication with or from the relevant Regulatory Authority, as well as minutes of any material meetings, telephone conferences or discussions with the relevant Regulatory Authority, in each case, with respect to a Licensed Product.

1.49 “Segregate” means, with respect to a Competing Product, to use reasonable efforts to segregate the research, development, manufacturing and commercialization activities relating to such Competing Product, from research, development and commercialization activities with respect to Licensed Products under this Agreement, including ensuring that: (a) no personnel involved in performing the research, development or commercialization, as applicable, of such Competing Product have access to non-public plans or non-public information relating to the research, development or commercialization of Licensed Products or any other Confidential Information of Company or Asana related to the Licensed Product or any Inventions or access or practice Licensed Patents or Licensed Know-How; (b) no personnel involved in performing the research, development or commercialization of Licensed Products have access to non-public plans or information relating to the research, development or commercialization of such Competing Product and (c) the research, development or commercialization, as applicable, of such Competing Product does not interfere with, delay, or otherwise negatively impact the research, development or commercialization, as applicable, of Licensed Products; provided, that, in each case of (a) – (c), senior management personnel may review and evaluate plans and information regarding the research, development and commercialization of such Competing Products, solely in connection with portfolio decision-making among product opportunities.

1.50 “Successful Proof of Concept” means, with respect to a Licensed Product, initial evidence of therapeutic activity and safety (safety in patients receiving ASN007 is defined as: <10% ASN007-related SAEs, <20% ASN007-related Grade 3+ AEs, <20% of patients discontinue due to an ASN007-related AE, and no ASN007-related deaths) in an indication obtained in a Phase 2 Clinical Trial that warrants continued clinical evaluation and development in a Registrational Trial, including an extension or continuation of such Phase 2 Clinical Trial that would serve as the Registrational Trial for such Licensed Product. Without limiting the generality of the foregoing, a Licensed Product will be deemed to warrant continued clinical evaluation development in a Registrational Trial in an indication upon the earliest of (A) the achievement of the applicable success criteria set forth in Exhibit 1.50, (B) the date on which a final protocol for such Registrational Trial has been signed by a duly authorized officer of Parent or (C) Parent’s receipt of the FDA’s minutes from an end-of-phase 2 meeting between Parent and the FDA with respect to such Phase 2 Clinical Trial, indicating that the dose and safety and efficacy data from the Phase 2 Clinical Trial are sufficient to proceed to a Registrational Trial of the Licensed Product.

1.51 “Target” means ERK1/2, which consists of [***] with , [***] and [***] with [***].

1.52 “Territory” means worldwide.

1.53 “Third Party” means any Person other than a Party or an Affiliate of a Party.

1.54 “United States” or “US” means the United States of America and its territories and possessions.

1.55 “USD” means United States dollars.

1.56 “Valid Claim” means (a) any claim of an issued and unexpired patent (as may be extended through supplementary protection certificate, patent term adjustment or patent term extension or their equivalent), which claim (i) has not been revoked or held invalid or unenforceable by a patent office, court or other Governmental Authority of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) and (ii) has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise or (b) any claim of a pending patent application, which claim has not been pending for more than eight (8) years from its earliest priority date; provided that if such claim later issues as a claim of an issued patent, then from and after such issuance the same shall be deemed a Valid Claim.

1.57 Additional Definitions. The following table identifies the location of definitions set forth in various Sections of this Agreement:

Defined Term	Section
Agreement	Preamble
Anti-Corruption Laws	10.6(a)(i)
Approval Countries	5.1
Asana	Preamble
Asana Indemnitee(s)	11.1
Claim	11.1
Company	Preamble
Company Indemnitee(s)	11.2
Development Plan	5.2
Disclosing Party	1.19
Dispute	14.4(a)
Effective Date	Preamble
Equity Consideration	13.3(d)
Equity Value	13.3(d)
Excluded Claim	14.4(c)
Executive Officers	14.4(a)
Indemnified Party	11.3
Indemnifying Party	11.3
Infringement	12.2(a)
License	2.1
Licensed Compound Materials	4.2
Losses	11.1
Majority Investor	1.4
New Technology	12.4
Notice of Dispute	14.4(a)
Parent	Preamble
Party(ies)	Preamble
Licensed Product Marks	12.6
Public Official	10.6(d)
Receiving Party	1.19
SEC	9.4(b)
Securities Regulators	9.4(b)
Technology Transfer	4.1
Term	13.1

1.58 Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto. In the event of any conflict between the main body of this Agreement and any Exhibit hereto, the main body of this Agreement shall prevail. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (b) the word “day” or “year” means a calendar day or year unless otherwise specified; (c) the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement as a whole and not merely to the particular provision in which such words appear; (e) the words “shall” and “will” have interchangeable meanings for purposes of this Agreement; (f) the word “or” shall have the inclusive meaning commonly associated with “and/or”; (g) provisions that require that a Party, the Parties or a committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (h) words of any gender include the other gender; (i) words using the singular or plural number also include the plural or singular number, respectively; (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; (k) neither Party or its Affiliates shall be deemed to be acting “under authority of” the other Party.

ARTICLE 2

LICENSE

2.1 License Grants to Company. Subject to the terms and conditions of this Agreement (including the rights retained by Asana hereunder), Asana hereby grants to Company an exclusive license, with the right to grant sublicenses solely in accordance with Section 2.2, under the Licensed IP to manufacture and have manufactured (subject to Article 7), use, import, export, offer for sale, sell and otherwise Develop and Commercialize Licensed Products in the Field in the Territory (the “License”).

2.2 Right to Sublicense. Subject to the terms and conditions of this Agreement, Company shall have the right to grant sublicenses (through multiple tiers) under the License to one or more of its Affiliates or Third Parties. Each sublicense under the License shall be subject to a written agreement that is consistent with the terms and conditions of this Agreement, and Company shall ensure that its sublicensees comply with the terms and conditions of this Agreement. Company will remain directly responsible for all of its obligations under this Agreement, regardless of whether any such obligation is sublicensed to any of its Affiliates or any Third Party. Until such time as Asana no longer has the right to terminate this Agreement pursuant to

Section 13.3(d), Company shall provide Asana with a true and complete copy of each sublicense agreement within ten (10) days after it becomes effective, subject to Company’s right to redact any confidential or proprietary information contained therein that is not necessary for Asana to determine compliance with this Agreement, and if such agreement is not in English, a certified translation into English thereof within forty-five (45) days after the execution of such sublicense agreement.

2.3 Asana Retained Rights. Notwithstanding the exclusive nature of the License, Asana expressly retains the nonexclusive right to practice the Licensed IP in the Field in the Territory to research and conduct preclinical pharmacology activities with ASN007 for use in combination (including co-administration) with [***]; provided that Asana shall promptly notify Company of any unexpected or undue severe toxicology results arising from such pharmacology studies and provide information therefor. If Asana desires to conduct a preclinical tox study or a Clinical Trial of ASN007 for use in combination with [***] , then any such preclinical tox study or Clinical Trial shall be subject to approval by the JSC, which approval shall not be unreasonably withheld, conditioned or delayed. In the event that any such Clinical Trial of ASN007 in combination with [***] is approved by the JSC, the Parties will negotiate in good faith the terms of a clinical supply agreement, pursuant to which Company would supply ASN007 to Asana for use in such Clinical Trial.

2.4 Exclusivity. During the Term, each Party agrees, on behalf of itself and its Affiliates, not to: (a) research, develop, manufacture or commercialize any Competing Product, nor (b) authorize, assist or otherwise enable any Third Party to do any of the foregoing. Notwithstanding the foregoing, if Asana, directly or through one or more licensees or contractors, researches or develops [***] for use in combination (including co-administration) with a Competing Product it shall not constitute a breach of this Section 2.4.

2.5 Acquisition of Competing Programs. Notwithstanding Section 2.4, if

(a) a Party or any of its Affiliates acquires rights to a Competing Product through the acquisition of a controlling (as defined in Section 1.4) interest in a Third Party (whether by merger or acquisition of all or substantially all of the stock or assets of a Third Party or of any operating or business division of a Third Party or similar transaction), such acquisition, and the commercialization of such Competing Product thereafter, shall not constitute a breach of Section 2.4; provided that, if such acquisition occurs prior to the achievement of the [***] Milestone (and payment of the associated Development Milestone Payment in Section 2.12(a) of the Merger Agreement and issuance of the Milestone Parent Shares), such Party or such Affiliate, as applicable, (i) Divests such Competing Product within twelve (12) months after the closing of such acquisition and (ii) at all times prior to such Divestiture, Segregates such Competing Product; or

(b) a Third Party that is (at the time of such acquisition or thereafter) researching, developing, manufacturing or commercializing a Competing Product acquires a Party or any of its Affiliates (whether by merger or acquisition of all or substantially all of the stock or of all or substantially all of the assets of such Party or such Affiliate or of any operating or business division of such Party or such Affiliate or similar transaction), such acquisition, and the research, development, manufacture or commercialization of any such Competing Product by such relevant Acquiring Entity, as the case may be, prior to or after such acquisition shall not constitute a breach of Section 2.4. For clarity, the exception to Section 2.4 set forth in this Section 2.5(b) above shall neither expand the scope of the License nor limit Company’s obligations pursuant to Article 8.

2.6 No Implied Licenses. Except as expressly set forth herein, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, under any trademark or similar rights, Know-How or Patent Rights of the other Party. Company shall not, and shall not permit any of its Affiliates or sublicensees to, practice any Licensed IP outside the scope of the License.

ARTICLE 3

GOVERNANCE

3.1 Alliance Managers. Each Party shall appoint an individual, who is an employee of or consultant to such Party (provided that such consultant is bound by confidentiality and non-use obligations consistent with the terms of this Agreement), to act as its alliance manager under this Agreement as soon as practicable after the Effective Date (the “Alliance Manager”). The Alliance Managers shall: (a) serve as the primary points of contact between the Parties for the purpose of providing the other Party with information on the progress of a Party’s activities under this Agreement; (b) be responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties; (c) facilitate the prompt resolution of any disputes; and (d) attend (as a non-voting participant) JSC meetings. An Alliance Manager may also bring any matter to the attention of the JSC in writing if such Alliance Manager reasonably believes that such matter warrants such attention. Each Party may replace its Alliance Manager at any time upon written notice to the other Party.

3.2 Joint Steering Committee.

(a) Formation. No later than five (5) days following the Effective Date, the Parties shall establish a joint steering committee (the “JSC”) to monitor and coordinate the Development and manufacture of Licensed Products in the Field in the Territory. The JSC will be composed of an equal number of representatives from each Party and a minimum of three (3) representatives of each Party, with (i) at least two (2) senior executive-level representatives of each Party and (ii) at least two (2) representatives of each Party that have direct knowledge and expertise in the development and manufacture of products similar to the Licensed Products. Each representative to the JSC shall be an employee of the applicable Party, unless otherwise agreed by both Parties.

(b) Role. The JSC shall (i) oversee and provide a forum for the discussion of the Parties’ activities under this Agreement; (ii) review and discuss the overall strategy for the Development and manufacture of Licensed Products in the Field in the Territory; (iii) review, discuss and approve the initial Development Plan and any amendments thereto, in accordance with Section 5.2; (iv) review, discuss and approve any Clinical Trial of ASN007 in combination with [***]; (v) review, discuss and approve the Manufacturing Technology Transfer Plan, in accordance with Section 7.2; (vi) discuss and determine whether to proceed towards a Registrational Trial and (vii) perform such other functions as expressly set forth in this Agreement or allocated to the JSC by the Parties’ written agreement.

(c) Limitation of Authority. The JSC shall only have the powers expressly assigned to it in this Article 3 and elsewhere in this Agreement and shall not have the authority to: (i) modify or amend the terms and conditions of this Agreement; (ii) waive either Party’s compliance with the terms and conditions of this Agreement; or (iii) determine any issue in a manner that would conflict with the express terms and conditions of this Agreement.

(d) Meetings. The JSC shall hold meetings at such times as it elects to do so, but shall meet no less frequently than four (4) times per Calendar Year. In addition, special meetings of the JSC may be convened by either Alliance Manager upon not less than thirty (30) days (or, if such meeting is proposed to be conducted by teleconference, as soon as reasonably practicable) written notice to the other Alliance Manager; provided that neither Party (through its Alliance Manager) may convene more than two (2) special meetings of the JSC in any Calendar Year. The JSC may meet in person or by means of teleconference, Internet conference, videoconference or other similar communication method as agreed by the Parties. Each Party shall bear its own expenses related to participation in and attendance at such meetings by its respective JSC representatives. The Alliance Managers shall jointly prepare and circulate minutes for each JSC meeting within thirty (30) days of each such meeting and shall ensure that such minutes are reviewed and approved by their respective companies within thirty (30) days thereafter.

(e) Non-Member Attendance. Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend a meeting of the JSC (in a non-voting capacity) in the event that the planned agenda for such JSC meeting would require such participants’ expertise; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide prior written notice to the other Party, shall obtain approval from such other Party for such Third Party to attend, and shall ensure that such Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement.

(f) Decision-Making. All decisions of the JSC shall be made by consensus, with the representatives of each Party to the JSC having, collectively, one vote. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JSC, the JSC cannot reach consensus as to such matter within ten (10) Business Days after such matter was brought before the JSC for resolution, such matter shall be referred to the Chief Executive Officer of Asana (or an executive officer of Asana designated by the Chief Executive Officer of Asana who has the power and authority to resolve such matter) and the Chief Executive Officer of Company (or an executive officer of Company designated by the Chief Executive Officer of Company who has the power and authority to resolve such matter) (collectively, the “Executive Officers”) for resolution. If the Executive Officers cannot resolve such matter within ten (10) Business Days after such matter has been referred to them, then Company shall have the final decision-making authority for matters within the scope of the JSC’s decision-making authority.

3.3 Discontinuation of JSC. The JSC shall continue to exist until the first to occur of: (a) Parties mutually agreeing to disband the JSC, (b) Asana providing written notice to Company of its intention to disband and no longer participate in the JSC or (c) the achievement of the Phase 2 Study Milestone (and payment of the associated Development Milestone Payment in Section 2.12(a) of the Merger Agreement and issuance of the Milestone Parent Shares). Once the JSC is disbanded, the JSC shall have no further obligations under this Agreement and, thereafter, the

Alliance Managers shall be the points of contact for the exchange of information under this Agreement and decisions of the JSC shall be decisions between the Parties, subject to the other terms and conditions of this Agreement. If Asana conducts one or more clinical trials of ASN003 for use in combination with a Third-Party Competing Product that is not commercially available, then Company may request that any personnel involved in such research program not participate in, or have access to information regarding the development of ASN007 that is disclosed pursuant to, JSC meetings, and Asana will implement such request.

ARTICLE 4

TECHNOLOGY TRANSFER

4.1 Technology Transfer. To the extent not previously provided to Company (including through a virtual data room with download rights), within forty-five (45) days after the Effective Date, Asana will provide and transfer to Company unredacted copies of all Licensed Know-How that exists on the Effective Date (the “Technology Transfer”), including any such items set forth on Part A of Exhibit 4.1. In addition to the Technology Transfer, Asana will provide Company with each item of Licensed Know-How set forth on Part B of Exhibit 4.1 that is related to ASN007 and is in Asana’s Control promptly following Asana’s receipt of the same. In addition, the Parties acknowledge and confirm that Asana has provided to Company a true and correct (and unredacted) copy of each Assigned Contract and has assigned to Company, and Company has accepted assignment of, the Assigned Contracts. With respect to those master manufacturing or supply agreements between Asana and a CMO pertaining to ASN007 in effect as of the Effective Date, in each case, that have not been and will not be assigned to Company, but for which Company will assume the manufacturing of ASN007 (“Unassigned Contracts”), Asana shall promptly introduce Company to the relevant CMO and (subject to the fifty (50)- hour limitation below) cooperate and assist Company, using good faith efforts, to obtain an agreement with such CMO on similar terms to such master manufacturing or supply agreement. Company shall use good faith efforts to promptly enter into an agreement with each such CMO pursuant to which Company will obtain supply of ASN007. Upon Company’s reasonable request within the first three (3) months following the Effective Date, Asana will make employees or agents of Asana available to Company for up to fifty (50) hours, in the aggregate, at no additional cost to Company, to facilitate the Technology Transfer. For the avoidance of doubt, Asana’s personnel shall not be obligated to travel to Company’s facilities, Asana’s transfer obligations under this Section 4.1 shall apply solely to the extent the Licensed Know-How is reasonably necessary or actually used to support Company’s Development and Commercialization of the Licensed Product in the Field in the Territory in accordance with this Agreement and Asana shall not be required to generate any new data or information in connection with this Section 4.1. Notwithstanding the foregoing, Asana’s technology transfer obligations hereunder shall not include the obligation to transfer regulatory documentation, except as expressly set forth in Section 6.1, or manufacturing-related Know-How, except as expressly set forth in Section 7.2, in each case, unless otherwise mutually agreed by the Parties in writing.

4.2 Transfer of Licensed Compounds. Within thirty (30) days after the Effective Date and to the extent not delivered to Company prior to the Effective Date, Asana will deliver to Company, at Company’s sole cost and expense, all supplies of ASN007 (bulk drug substance) in Asana’s possession or Control as of the Effective Date (the “Licensed Compound Materials”) EXW (Incoterms 2010) point of shipment to Company. To the extent not transferred prior to the

Effective Date, title and risk of loss of such Licensed Compound Materials will transfer upon delivery. The Licensed Compound Materials are experimental in nature and are provided “AS IS,” without any warranties as to merchantability or fitness for a particular purpose. Company further acknowledges that the Licensed Compound Materials’ properties or characteristics are not known, and Company agrees that Company will use such Licensed Compound Materials with reasonable care and will be solely responsible and liable for any losses or injuries incurred by it or its Affiliates or sublicensees through use of such Licensed Compound Materials.

4.3 Supply of Licensed Product. Until such time as Company has a direct agreement with each of the CMOs that is a party to an Unassigned Contract for the manufacture of ASN007, Asana shall provide to Company supplies of Licensed Product (including final product, bulk drug substance, intermediates, works-in-process, formulation materials, reference standards, drug product clinical reserve samples, packaged retention samples with respect thereto), obtained in accordance with the terms and conditions of the applicable Unassigned Contract, at a price equal to Asana’s fully burdened manufacturing cost, including the pass through of Asana’s purchase price for such Licensed Product from such CMO and costs incurred by Asana and allocable to such Licensed Product in accordance with United States generally accepted accounting principles, including costs of shipping, handling, quality assurance and storage, for up to twelve (12) months after the Effective Date, under the terms of a commercially reasonable supply agreement to be negotiated in good faith by the Parties. For clarity, Asana shall not be obligated to enter into any supply arrangements for the Licensed Product (or any component thereof) other than the Unassigned Contracts, or to obtain Licensed Products (or any component thereof) other than pursuant to the Unassigned Contracts, to satisfy its supply obligations under this Section 4.3.

ARTICLE 5

DEVELOPMENT

5.1 Diligence and Responsibilities. Company shall be responsible for the Development of the Licensed Products in the Field in the Territory in accordance with this Article 5. Company, directly or through one or more Affiliates or Third Parties, shall use Commercially Reasonable Efforts to Develop and obtain Regulatory Approval for Licensed Products in the Field in the United States, in at least one of the countries from the United Kingdom, France, Germany, Italy and Spain, and at least one of China and Japan (the “Approval Countries”). Company shall conduct such tasks in a timely, professional manner and in compliance with all Applicable Laws, including GLP, GCP and GMP. For avoidance of doubt, Company is not obligated to achieve the Breakthrough Designation Milestone.

5.2 Development Plan. All Development of Licensed Products in the Field in the Territory to be conducted by Company, its Affiliates and sublicensees shall be conducted pursuant to a written development plan (as amended from time to time in accordance with this Section 5.2, the “Development Plan”). The Development Plan shall be focused on efficiently obtaining Regulatory Approval for the Licensed Product in the Field in the Approval Countries. The Parties, through the JSC, will jointly prepare an initial Development Plan within three (3) months following the Effective Date for approval by the JSC, which shall include the elements set forth on Exhibit 5.2. From time to time after the Effective Date, but not less than every twelve (12) months, Company shall propose amendments to the Development Plan in consultation with Asana and submit such proposed updated or amended Development Plan to the JSC for review and approval. Once approved by the JSC, the initial Development Plan and any amended Development Plan shall become effective.

5.3 Development Costs. Company shall be solely responsible for the costs and expenses incurred by Company in the Development of Licensed Products in the Field in the Territory.

5.4 Development Records. Company shall maintain reasonably complete, current and accurate records of all Development activities conducted by or on behalf of Company, its Affiliates or its sublicensees pursuant to this Agreement and all data and other information resulting from such activities, in each case in accordance with all Applicable Laws. Company shall maintain such records during the Term and for a period of time after the Term consistent with Applicable Laws and reasonable industry practices on record retention and destruction (which shall not be less than three (3) years). Such records shall fully and properly reflect all work done and results achieved by or on behalf of Company in the performance of the Development activities in the Territory hereunder, in good scientific manner appropriate for regulatory and patent purposes, including applying for Regulatory Approvals. Company shall, and shall cause its Affiliates and sublicensees to, document all non-clinical studies and Clinical Trials of the Licensed Product in formal written study reports in accordance with Applicable Laws and national and international guidelines (e.g., GCP, GLP and GMP).

5.5 Development Reports. Company shall, at least on a semi-annual basis, provide Asana with written reports, summarizing its, its Affiliates’ and its sublicensees’ Development of Licensed Products in the Approval Countries (and any other countries where there are Development activities that would support Regulatory Approvals in the Approval Countries), including a summary of the results of such Development, which reports shall be in English. Without limiting the foregoing, such reports shall contain sufficient detail to enable Asana to assess Company’s compliance with its Development obligations hereunder and shall include without limitation: (i) projected and actual dates of Regulatory Submissions, (ii) projected and actual dates of completion for Clinical Trials, including progress of subject enrollment, (iii) a summary of the purpose for each Clinical Trial, and (iv) copies of materials concerning market potential for the Licensed Products in the Field if Company has prepared any such materials.

5.6 Subcontractors. Company shall have the right to engage subcontractors for purposes of conducting activities for which it is responsible under this Agreement. Company shall cause any subcontractor engaged by it to be bound by written obligations of confidentiality and non-use at least as protective of Asana and Asana’s Confidential Information as the terms of this Agreement prior to such subcontractor gaining access to any of Asana’s Confidential Information or performing any subcontracted activities. Company shall remain directly responsible for any obligations under this Agreement that have been delegated or subcontracted to any subcontractor and shall be directly responsible for the performance of its subcontractors.

ARTICLE 6

REGULATORY

6.1 Holder of Regulatory Approvals and Regulatory Submissions. Company shall be the holder of Regulatory Approvals and Regulatory Submissions for Licensed Products in the Field in the Territory. Promptly following the Effective Date, Asana shall transfer to Company ownership and a complete copy of those regulatory documents set forth on Exhibit 6.1 that relate to the Licensed Products, including INDs and associated correspondence between Asana or its Affiliate and a Regulatory Authority, and notify the applicable Regulatory Authorities of such transfer.

6.2 Regulatory Responsibilities. Company shall keep Asana reasonably informed of regulatory developments related to the Licensed Products in the Approval Countries and shall promptly notify Asana in writing of any decision by any Regulatory Authority in the Approval Countries regarding any Licensed Product in the Field. All regulatory activities conducted, and Regulatory Submissions prepared, by or on behalf of Company with respect to the Licensed Product in the Approval Countries shall be conducted and prepared in strict compliance with Applicable Laws.

6.3 Adverse Events Reporting. Company shall be responsible for (i) reporting to the applicable Regulatory Authorities in the Territory, all quality complaints, adverse events and safety data related to Licensed Products for Clinical Trials conducted in the Territory and (ii) responding to safety issues and to all requests of Regulatory Authorities related to such safety issues with respect to the Licensed Products in the Field in the Territory, in each case ((i) and (ii)), in accordance with Applicable Law.

ARTICLE 7

MANUFACTURING

7.1 Licensed Product Supply. Subject to the terms and conditions of this Article 7, Company shall have the right to exercise the License to manufacture Licensed Products for Development or Commercialization in the Field in the Territory itself or to have such Licensed Products manufactured by a Third Party contract manufacturing organization (“CMO”), in each case after successful completion of the Manufacturing Technology Transfer and Qualifying Audits in accordance with Section 7.2. Company may use any Licensed Product manufactured at any such facilities, for Development or Commercialization in the Field in the Territory. All Licensed Products manufactured by or on behalf of Company or its CMO shall be manufactured in compliance with all Applicable Laws and applicable specifications for such Licensed Product.

7.2 Manufacturing Technology Transfer. In addition to the Licensed Know-How provided to Company pursuant to the Technology Transfer, upon Company’s written request, Asana will promptly prepare and submit to the JSC, for its review and approval, a plan for the transfer to Company of all Know-How Controlled by Asana with respect to the manufacture of Licensed Compounds and Licensed Products, and the conduct by Asana of such consultation activities, as are necessary to enable Company or a Third Party contract manufacturing organization to manufacture for the Territory (i) Licensed Compounds or (ii) Licensed Products (such plan, the “Manufacturing Technology Transfer Plan” and such actions, the “Manufacturing Technology Transfer”). Following the review and approval by the JSC of the Manufacturing Technology Transfer Plan, Asana will perform (or cause one or more applicable Third Parties (including, as applicable, any CMO engaged by Asana to manufacture Licensed Compounds or Licensed Products) to perform) a single Manufacturing Technology Transfer in accordance with such Manufacturing Technology Transfer Plan to Company or a Third Party CMO

at Asana’s expense. Asana will make employees or agents of Asana available to Company for up to twenty (20) hours, in the aggregate, at no additional cost to Company, to facilitate the Manufacturing Technology Transfer. Asana will initiate the Manufacturing Technology Transfer promptly following the approval by the JSC of the Manufacturing Technology Transfer Plan. After completion of the Manufacturing Technology Transfer to a facility, use of such facility to manufacture Licensed Compounds or Licensed Products shall be subject to successful completion of any necessary inspections required by applicable Regulatory Authorities (collectively, the “Qualifying Audits”). All Licensed Compounds and Licensed Products manufactured by or on behalf of Company or its CMO shall be manufactured in compliance with all Applicable Laws and applicable specifications therefor.

ARTICLE 8

PAYMENTS

8.1 Upfront Fee. In consideration of Asana’s granting of the licenses and rights to Company hereunder and Asana’s undertaking of the activities required under this Agreement, the Parties acknowledge that prior to the Effective Date Company has paid to Asana two (2) separate payments, each in the amount of [***] dollars ($[***]). In partial consideration of Asana’s granting of the licenses and rights to Company hereunder and Asana’s undertaking of the activities required under this Agreement, the Parties acknowledge that Company has issued to Asana [***] shares of Company’s common stock.

8.2 Payments to Third Parties. Except as expressly set forth herein, each Party shall be solely responsible for any payments due to Third Parties under any agreement entered into by such Party with respect to the Licensed Product, as a result of activities hereunder.

ARTICLE 9

CONFIDENTIALITY

9.1 Duty of Confidence. During the Term and for ten (10) years thereafter, the Receiving Party shall maintain in confidence and not disclose to any Third Party or use for any purpose, except as set forth herein, without the prior written consent of the Disclosing Party any Confidential Information of the Disclosing Party. The Receiving Party may use the Confidential Information of the Disclosing Party solely for purposes of exercising its rights and fulfilling its obligations under this Agreement and may disclose Confidential Information of the Disclosing Party to those employees, agents, contractors, consultants and advisers of the Receiving Party and any of its Affiliates, licensees and sublicensees to the extent reasonably necessary for such purposes; provided that such Person is bound by written or professional obligations of confidentiality and non-use with respect to such Confidential Information at least as protective of the Disclosing Party and such Confidential Information as the terms of this Article 9.

9.2 Exceptions. The obligations under this Article 9 shall not apply to any information to the extent the Receiving Party can demonstrate by competent evidence that such information:

(a) is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the Receiving Party;

(b) was known to, or was otherwise in the possession of, the Receiving Party prior to the time of disclosure by the Disclosing Party;

(c) is disclosed to the Receiving Party on a non-confidential basis by a Third Party that is entitled to disclose it without breaching any confidentiality obligation to the Disclosing Party; or

(d) is independently developed by or on behalf of the Receiving Party, as evidenced by its written records, without use of or reference to any of the Disclosing Party’s Confidential Information.

9.3 Authorized Disclosures. Subject to this Section 9.3, the Receiving Party may disclose the Disclosing Party’s Confidential Information as follows:

(a) to such Receiving Party’s attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to the Receiving Party, on the condition that such attorneys, independent accountants and financial advisors are bound by confidentiality and non-use obligations with respect to such Confidential Information at least as protective of the Disclosing Party and such Confidential Information as the terms of this Article 9;

(b) to governmental or other regulatory agencies in order to obtain and maintain Patent Rights consistent with Article 12;

(c) with respect to disclosure by Company or a Company Affiliate or sublicensee, as reasonably necessary to gain or maintain approval to conduct Clinical Trials for a Licensed Product, to obtain and maintain Regulatory Approval or to otherwise Develop, manufacture and Commercialize Licensed Products, in each case, in accordance with this Agreement;

(d) to the extent required in connection with any judicial or administrative process relating to or arising from this Agreement (including any enforcement hereof) or to comply with applicable court orders or governmental regulations (or the rules of any recognized stock exchange or quotation system); or

(e) to potential or actual investors or potential or actual acquirers or actual or potential (sub)licensees or partners, in each case that has a good faith need to know and in connection with due diligence or similar investigations by such Third Parties; provided, in each case, that any such potential or actual investor or acquirer or sublicensee agrees to be bound by confidentiality and non-use obligations with respect to such Confidential Information at least as protective of the Disclosing Party and such Confidential Information as the terms of this Article 9.

If the Receiving Party is required by judicial or administrative process to disclose any of the Disclosing Party’s Confidential Information, the Receiving Party shall promptly inform the Disclosing Party of the disclosure that is being sought in order to provide the Disclosing Party an opportunity to challenge or limit the disclosure obligations, and, if requested by the Disclosing Party, cooperate in all reasonable respects with the Disclosing Party’s efforts to obtain confidential treatment or a protective order with respect to any such disclosure, at the Disclosing Party’s expense. Confidential Information that is disclosed as permitted by this Section 9.3 shall remain otherwise subject to the confidentiality and non-use provisions of this Article 9, and the Receiving Party shall take all steps reasonably necessary, including obtaining an order of confidentiality and otherwise cooperating with the Disclosing Party, to ensure the continued confidential treatment of such Confidential Information.

9.4 Publicity.

(a) Promptly following the Effective Date, the Parties shall mutually approve coordinated press releases with respect to this Agreement and either Party may make subsequent public disclosure of the contents of such press releases following the earlier of (i) the date Parent or the Company publicly discloses a Clinical Trial on clinicaltrials.gov and (ii) March 31, 2021. Subject to the foregoing, each Party agrees not to issue any press release or other public statement, whether oral or written, disclosing the terms hereof or any of the activities conducted hereunder without the prior written consent of the other Party, provided, however, that neither Party will be prevented from complying with any duty of disclosure it may have pursuant to Applicable Laws or pursuant to the rules of any recognized stock exchange or quotation system, subject to that Party notifying the other Party of such duty and limiting such disclosure as reasonably requested by the other Party (and giving the other Party sufficient time to review and comment on any proposed disclosure).

(b) The Parties hereby acknowledge and agree that either Party may be required by Applicable Laws to submit a copy of this Agreement to the U.S. Securities and Exchange Commission (the “SEC”) or any national or sub-national securities regulatory body in any jurisdiction (collectively, the “Securities Regulators”). If a Party is required by Applicable Laws to submit a description of the terms of this Agreement to or file a copy of this Agreement with any Securities Regulator, such Party agrees to consult and coordinate with the other Party with respect to such disclosure or the preparation and submission of a confidential treatment request for this Agreement. Notwithstanding the foregoing, if a Party is required by Applicable Laws to submit a description of the terms of this Agreement to or file a copy of this Agreement with any Securities Regulator and such Party has (i) promptly notified the other Party in writing of such requirement and any respective timing constraints, (ii) provided copies of the proposed disclosure or filing to the other Party reasonably in advance of such filing or other disclosure and (iii) given the other Party a reasonable time (not less than five (5) Business Days) under the circumstances to comment upon and request confidential treatment for such disclosure, then such Party will have the right to make such disclosure or filing at the time and in the manner reasonably determined by its counsel to be required by Applicable Laws or the applicable Securities Regulator. If a Party seeks to make a disclosure or filing as set forth in this Section 9.4(b) and the other Party provides comments within the respective time periods or constraints specified herein, then the Party seeking to make such disclosure or filing will in good faith consider incorporating such comments.

ARTICLE 10

REPRESENTATIONS, WARRANTIES, AND COVENANTS

10.1 Representations, Warranties of Each Party. Each Party represents and warrants to the other Party as of the Effective Date that:

(a) it is a corporation or limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of formation;

(b) it has full corporate power and authority to execute, deliver, and perform this Agreement, and has taken all corporate action required by Applicable Laws and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

(c) this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, bank moratorium or similar laws affecting creditors’ rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity); and

(d) the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby do not and shall not (a) conflict with or result in a breach of any provision of its organizational documents, (b) result in a breach of any agreement to which it is a party; or (c) violate any Applicable Laws.

10.2 Representations and Warranties of Asana. Asana represents and warrants to Company as of the Effective Date that:

(a) Asana solely owns the Patent Rights set forth on Exhibit 1.36;

(b) Asana has the right under the Licensed IP to grant the License to Company, and it has not granted any Third Party or any Affiliate any license or other right under the Licensed IP to develop or commercialize any pharmaceutically active compound the principal mechanism of action of which is to inhibit the Target by directly binding thereto or that is otherwise inconsistent with the License;

(c) Asana does not Control, and none of Asana’s Affiliates Control, any pharmaceutically active compound the principal mechanism of action of which is to inhibit the Target by directly binding thereto other than those compounds the composition of matter of which is claimed by one or more of the Patent Rights listed in Exhibit 1.36 as of the Effective Date;

(d) there is no pending litigation, nor has Asana or its Affiliates received any written notice from any Third Party, asserting or alleging that the Development, manufacture or Commercialization of a Licensed Product prior to the Effective Date infringed or misappropriated the intellectual property rights of such Third Party;

(e) there are no pending or, to its knowledge, no threatened (in writing), adverse actions, suits or proceedings against Asana involving the Licensed IP or any Licensed Product;

(f) to its actual knowledge, the Licensed IP includes all Know-How owned or licensed by Asana or any of its Affiliates that is reasonably necessary or actually used to Develop, manufacture and Commercialize the Licensed Compounds and/or Licensed Products in the Field in the Territory as such Development, manufacture and Commercialization is currently being conducted by Asana;

(g) to its actual knowledge (i) Asana has complied with all Applicable Laws applicable to the prosecution and maintenance of the Licensed Patent Rights; (ii) all Licensed Patent Rights are being diligently prosecuted in the respective patent offices in accordance with Applicable Law, and the inventors thereof and parties prosecuting such applications have complied in all material respects with their duty of candor and disclosure to the U.S. Patent and Trademark Office and other foreign patent offices in connection with such applications; (iii) Asana has presented all references, documents, or information that it and the applicable inventors have a duty to disclose under Applicable Law, including 37 C.F.R. 1.56 or its foreign equivalent, to the relevant patent examiners at the relevant patent offices for each Licensed Patent Right; (iv) the inventorship of the Licensed Patent Rights is properly identified on each issued patent within the Licensed Patent Rights and Asana has no knowledge of any disputes with respect to inventorship of any Licensed Patent Rights; (v) all fees required to be paid by Asana in any jurisdiction in order to maintain the Licensed Patent Rights have been timely paid in full, and all administrative procedures with Governmental Authorities have been completed for the Licensed Patent Rights such that the Licensed Patent Rights are subsisting and in good standing; and (vi) Asana has complied with all Applicable Laws applicable to its Development and manufacture of Licensed Products in the Field;

(h) to its actual knowledge, the conception, development, and reduction to practice of the Licensed IP has not constituted or involved the misappropriation of trade secrets or other rights or property of any Third Party;

(i) Asana does not have knowledge of any fact or circumstance that would cause Asana to reasonably conclude that any of the Licensed Patent Rights are, or will be upon issuance, invalid or unenforceable;

(j) to the extent permissible under Applicable Law, (i) all employees, agents, advisors, consultants, contractors or other representatives of Asana or its Affiliates are under an obligation to assign all rights, title, and interests in and to the Licensed IP to Asana or its Affiliates as the sole owner thereof; (ii) Company will have no obligation to contribute to any remuneration of any inventor employed or previously employed by Asana or any of its Affiliates in respect of any such Licensed IP so assigned to Asana or its Affiliate; and (iii) Asana will pay all such remuneration due to such Licensed IP;

(k) Asana is not a party to any agreement with a Third Party under which Asana has obligations to such Third Party with respect to the use of the Licensed IP that would conflict with the rights granted to Company hereunder; and

(l) Asana has not, and during the Term covenants that it will not, evaluate whether to cease and terminate the development of the Licensed Product; and

(m) Asana is not, and has not been, debarred or disqualified by any Regulatory Authority; and none of Asana’s employees or contractors who were or will be involved in the Development, manufacture or Commercialization of the Licensed Product are, or have been, debarred or disqualified by any Regulatory Authority.

10.3 Representations and Warranties of Company. Company represents and warrants to Asana that:

(a) as of the Effective Date and as of the Closing of the Merger Agreement, there are no legal claims, judgments or settlements against or owed by Company or any of its Affiliates, or pending or, to Company’s actual knowledge, threatened, legal claims or litigation, in each case, relating to antitrust, anti-competition, anti-bribery or corruption violations;

(b) as of the Effective Date and as of the Closing of the Merger Agreement, Company and its Affiliates are not, and have not been, debarred or disqualified by any Regulatory Authority; and none of Company or its Affiliates’ employees or contractors who will be involved in the Development, manufacture or Commercialization of the Licensed Product are, or have been, debarred or disqualified by any Regulatory Authority;

(c) as of the Closing of the Merger Agreement, Company reasonably believes that it has, or can readily obtain, sufficient financial resources to (i) perform all of its obligations pursuant to this Agreement and the Merger Agreement, and (ii) meet all of its obligations that come due in the ordinary course of business, in each case ((i) and (ii)), up to and including achievement of, and Company has sufficient financial resources to achieve or reasonably believes it can obtain sufficient financial resources to achieve, the Phase 2 Study Milestone; and

(d) as of the Closing of the Merger Agreement, Company (i) reasonably believes that it has, or can readily obtain, sufficient technical, clinical, and regulatory expertise to perform all of its obligations pursuant to this Agreement and the Merger Agreement, including its obligations relating to Development, manufacturing, Commercialization, and obtaining Regulatory Approval and (ii) has or can readily obtain sufficient technical, clinical, and regulatory expertise to achieve the Phase 2 Study Milestone.

For clarity, for purposes of this Agreement, including this Section 10.3, the Company includes the successors and assigns of the Company, including pursuant to the Merger Agreement.

10.4 Covenants of Company. Company covenants to Asana that:

(a) in the course of performing its obligations or exercising its rights under this Agreement, Company and its Affiliates shall comply with all Applicable Laws, including, as applicable, GMP, GCP, and GLP standards, and shall not employ or engage any Person who has been debarred by any Regulatory Authority or is the subject of debarment proceedings by a Regulatory Authority;

(b) Company and its Affiliates will only engage Clinical Trial sites that conduct all Clinical Trials in compliance with Applicable Laws, including GCP and the ICH Guidelines, and are approved by the applicable Regulatory Authority;

(c) Company and its Affiliates will not use any employees or contractors in the Development, manufacture or Commercialization of the Licensed Product who are, or have been, debarred or disqualified by any Regulatory Authority;

(d) Company will use diligent efforts to obtain sufficient financial resources to (i) perform all of its obligations pursuant to this Agreement and the Merger Agreement, and (ii) meet all of its obligations that come due in the ordinary course of business; and

(e) Company will use diligent efforts to obtain sufficient technical, clinical, and regulatory expertise to perform all of its obligations pursuant to this Agreement and the Merger Agreement, including its obligations relating to Development, manufacturing, Commercialization, and obtaining Regulatory Approval.

10.5 NO OTHER WARRANTIES. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 10 OR THE MERGER AGREEMENT, (A) NO REPRESENTATION, CONDITION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF ASANA OR COMPANY; AND (B) ALL OTHER CONDITIONS AND WARRANTIES WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE ARE EXPRESSLY EXCLUDED, INCLUDING ANY CONDITIONS AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

10.6 Compliance with Anti-Corruption Laws.

(a) Notwithstanding anything to the contrary in this Agreement, each Party agrees that:

(i) it shall not, in the performance of this Agreement, perform any actions that are prohibited by local and other anti-corruption laws, including the provisions of the United States Foreign Corrupt Practices Act that may be applicable to one or both Parties (collectively, “Anti-Corruption Laws”);

(ii) it shall adhere to its own internal anti-corruption policies and shall not, in the performance of this Agreement, directly or indirectly, make any payment, or offer or transfer anything of value, or agree or promise to make any payment or offer or transfer anything of value, to a government official or government employee, to any political party or any candidate for political office or to any other Third Party with the purpose of influencing decisions related to either Party or its business in a manner that would violate Anti-Corruption Laws;

(iii) it will promptly provide written notice to the other Party of any violations of Anti-Corruption Laws by such Party, its Affiliates or sublicensees, or persons employed by or subcontractors used by such Party or its Affiliates or sublicensees in the performance of this Agreement of which it becomes aware; and

(iv) it shall maintain records (financial and otherwise) and supporting documentation related to the subject matter of this Agreement in order to document or verify compliance with the provisions of this Section 10.6, and upon request of the other Party, up to one time per Calendar Year and upon reasonable advance notice, shall provide the other Party or its representative with access to such records for purposes of verifying compliance with the provisions of this Section 10.6.

(b) Each Party represents and warrants that, to its knowledge, neither such Party nor any of its Affiliates, or its or their directors, officers, employees, distributors, agents, representatives, sales intermediaries or other Third Parties acting on behalf of such Party or any of its Affiliates:

(i) has taken any action in violation of any applicable Anti-Corruption Laws; or

(ii) has corruptly offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any Public Official, for the purposes of:

(1) influencing any act or decision of any Public Official in his or her official capacity;

(2) inducing such Public Official to do or omit to do any act in violation of his or her lawful duty;

(3) securing any improper advantage; or

(4) inducing such Public Official to use his or her influence with a government, governmental entity, or commercial enterprise owned or controlled by any government (including state-owned or controlled veterinary, laboratory or medical facilities) in obtaining or retaining any business whatsoever.

(c) Each Party further represents and warrants that, as of the Effective Date, none of the officers, directors or employees of such Party or of any of its Affiliates or agents acting on behalf of such Party or any of its Affiliates, is a Public Official.

(d) For purposes of this Section 10.6, “Public Official” means (i) any officer, employee or representative of any regional, federal, state, provincial, county or municipal government or government department, agency or other division; (ii) any officer, employee or representative of any commercial enterprise that is owned or controlled by a government, including any state-owned or controlled veterinary, laboratory or medical facility; (iii) any officer, employee or representative of any public international organization, such as the African Union, the International Monetary Fund, the United Nations or the World Bank; and (iv) any person acting in an official capacity for any government or government entity, enterprise or organization identified above.

ARTICLE 11

INDEMNIFICATION

11.1 Indemnification by Company. Company shall indemnify and hold harmless Asana, its Affiliates, and their respective owners, directors, managers, officers, employees, contractors, agents and assigns (individually and collectively, the “Asana Indemnitee(s)”) from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) (individually and collectively, “Losses”) incurred in connection with any claim, demand, action or other proceeding by any Third Party (each, a “Claim”) to the extent arising from (a) the Development, manufacture or Commercialization of the Licensed Products by or on behalf of Company or any of its Affiliates or sublicensees, (b) Company’s and its Affiliates’ and sublicensees’ negligent actions (or omissions) in the performance of its obligations with respect to Regulatory Submissions and interactions with Regulatory Authorities with respect to the Licensed Products, (c) the negligence or intentional misconduct of Company or any of its Affiliates or sublicensees, (d) Company’s breach of any of its representations, warranties, covenants or obligations set forth in this Agreement, or (e) the failure of Company or its Affiliates or sublicensees to abide by any Applicable Laws, in each case ((a) through (e)), except to the extent such Losses arise out of an Asana Indemnitee’s negligence or intentional misconduct, breach of this Agreement, material failure to abide by any Applicable Laws.

11.2 Indemnification by Asana. Asana shall indemnify and hold harmless Company, its Affiliates, and their respective owners, directors, managers, officers, employees, contractors, agents and assigns (individually and collectively, the “Company Indemnitee(s)”) from and against all Losses incurred in connection with any Claim against such Company Indemnitee to the extent (a) arising directly from the Development or manufacture of the Licensed Products by or on behalf of Asana or any of its Affiliates prior to the Effective Date; (b) arising from the negligence or intentional misconduct of Asana or any of its Affiliates hereunder, (c) arising from Asana’s breach of any of its representations, warranties, covenants or obligations set forth in this Agreement, or (d) arising from failure of Asana or its Affiliates to abide by any Applicable Laws in its performance hereunder, in each case ((a)-(d)), except to the extent such Losses arise out of any of a Company Indemnitee’s negligence or intentional misconduct, breach of this Agreement or material failure to abide by any Applicable Laws.

11.3 Indemnification Procedure. If either Party is seeking indemnification under Sections 11.1 or 11.2 (the “Indemnified Party”), it shall inform the other Party (the “Indemnifying Party”) of the Claim giving rise to the obligation to indemnify pursuant to such Section within ten (10) Business Days after receiving written notice of the Claim (it being understood and agreed, however, that the failure or delay by an Indemnified Party to give such notice of a Claim shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure or delay to give notice). The Indemnifying Party shall have the right to assume the defense of any such Claim for which it is obligated to indemnify the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense. The Indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any Claim that has been assumed by the Indemnifying Party. Neither Party shall have the obligation to indemnify the other Party in connection with any settlement made without the Indemnifying Party’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If the Parties cannot agree as to the application of Sections 11.1 or 11.2 as to any Claim, pending resolution of the dispute pursuant to Section 14.4, the Parties may conduct separate defenses of such Claims, with each Party retaining the right to Claim indemnification from the other Party in accordance with Sections 11.1 or 11.2 upon resolution of the underlying Claim.

11.4 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED THAT THIS SENTENCE IS NOT INTENDED TO AND SHALL NOT LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTIONS 11.1 OR 11.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF SECTION 2.4 OR ITS OBLIGATIONS HEREUNDER RELATING TO CONFIDENTIALITY. IN NO EVENT SHALL THE TOTAL AMOUNT OF LOSSES THAT THE PARENT INDEMNITEES ARE ENTITLED TO RECEIVE UNDER SECTION 7.02 OF THE MERGER AGREEMENT, PLUS ASANA’S LIABILITY IN CONNECTION WITH THIS AGREEMENT, IN THE AGGREGATE, EXCEED THE AMOUNT OF MERGER CONSIDERATION (WITH THE UP-FRONT PARENT SHARES BEING VALUED, FOR PURPOSES OF SECTION 7.04 OF THE MERGER AGREEMENT AND THIS SECTION 11.4, AT $[***] AND THE MILESTONE PARENT SHARES BEING VALUED, FOR PURPOSES OF SECTION 7.04 OF THE MERGER AGREEMENT AND THIS SECTION 11.4, AT $[***]) ACTUALLY PAID OR ISSUED, AS APPLICABLE, PURSUANT TO THE MERGER AGREEMENT. THE PARTIES ACKNOWLEDGE THAT SUCH AMOUNT (BUT NOT SUCH VALUATION) MAY INCREASE OVER TIME AS THE DEVELOPMENT MILESTONE PAYMENTS ARE MADE.

11.5 Insurance. Company shall procure and maintain insurance, including clinical trial and product liability insurance, with respect to its activities hereunder and which is consistent with normal business practices of prudent companies similarly situated at all times during which any Licensed Product is being clinically tested in human subjects or commercially distributed or sold in the Territory. Company shall provide Asana with evidence of such insurance upon request and shall provide Asana with written notice at least sixty (60) days prior to the cancellation, non-renewal or material changes in such insurance. Such insurance shall not be construed to create a limit of Company’s liability under this Agreement. Notwithstanding any provision of this Section 11.5 to the contrary, Company may meet its obligations under this Section 11.5 through self-insurance.

ARTICLE 12

INTELLECTUAL PROPERTY

12.1 Patent Prosecution.

(a) By Company. As between the Parties, Company will have the first right to control the Patent Prosecution of the Licensed Patent Rights in the Field in the Territory, at Company’s sole cost and expense, using patent counsel or agents of its choice, reasonably acceptable to Asana. Company will keep Asana fully informed with regard to such Patent Prosecution, including by providing Asana with (i) copies of all material correspondence and material communications it sends to or receives from any patent office or agency in the Territory relating to the Patent Prosecution of such Licensed Patent Rights, (ii) a draft copy of all such patent applications sufficiently in advance of filing to permit reasonable review and comment by Asana and the giving of due consideration to such comments and (iii) a copy of such patent applications as filed, together with notice of its filing date and serial number. Before Company submits any material filing, including a new patent application, or response to such patent authorities, in each case, with respect to such Licensed Patent Rights, Company will provide Asana with a reasonable opportunity to review and comment on such filing or response and will take into account and consider in good faith Asana’s comments regarding the Patent Prosecution of such Licensed Patent Rights under this Section 12.1(a); provided that Company shall have final-decision making authority with respect to such Patent Prosecution activities. In addition, Company will provide Asana with copies of all final material filings and responses made to any patent office with respect to the Licensed Patent Rights in a timely manner following submission thereof.

(b) By Asana. If Company elects to cease the Patent Prosecution of, or allow to lapse, a given Patent Right within the Licensed Patent Rights in the Field in a given country in the Territory, then Company will give Asana written notice thereof within a reasonable period (but not less than forty-five (45) days or as soon as practicable if Company is given less than forty-five (45) days by a patent office) prior to allowing such Patent Rights to lapse or become abandoned or unenforceable, and Asana will have the right to assume responsibility for continuing the Patent Prosecution of such Patent Rights in such country in accordance with this Section 12.1(b), at Asana’s sole expense, through patent counsel or agents of its choice. Upon transfer of Company’s responsibility for Patent Prosecution of any of the Licensed Patent Rights to Asana under this Section 12.1(b), Company will promptly deliver to Asana copies of all files related to such Patent Right with respect to which responsibility has been transferred.

(c) Cooperation. Each Party shall provide the other Party all reasonable assistance and cooperation in the Patent Prosecution efforts under this Section 12.1, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

12.2 Patent Enforcement.

(a) Notice. Each Party shall notify the other within ten (10) Business Days of becoming aware of any alleged or threatened infringement by a Third Party of any of the Licensed Patent Rights in the Field in the Territory and, in each case, any related declaratory judgment or equivalent action alleging the invalidity, unenforceability or non-infringement of any Licensed Patent Rights (collectively “Infringement”). For clarity, excludes any Patent Prosecution proceedings.

(b) Enforcement Rights.

(i) Company shall have the sole right to bring and control any legal action to enforce Licensed Patent Rights against any Infringement in the Territory at its sole expense as it reasonably determines appropriate.

(c) Cooperation. At Company’s request, Asana shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required by Applicable Laws to pursue such action, at Company’s sole cost and expense.

(d) Recoveries. Any recoveries resulting from an enforcement action relating to a claim of Infringement will be retained by Company.

12.3 Infringement of Third Party Rights. If any Licensed Product used or sold by Company, its Affiliates or sublicensees becomes the subject of a Third Party’s claim or assertion of infringement of any Patent Rights or infringement or misappropriation of other intellectual property rights in the Territory that are owned or controlled by such Third Party, Company shall notify Asana within fifteen (15) days after receipt of such claim or assertion and provide Asana a copy of the applicable summons or complaint (or the equivalent thereof).

12.4 Third Party Technologies. If, after the Effective Date, Asana acquires from a Third Party subject matter within the Licensed Patent Rights or the Licensed Know-How (“New Technology”) that is subject to royalty, milestone or other payment obligations to such Third Party, then Asana shall so notify Company and disclose to Company a true, complete and correct copy of the acquisition or license agreement for the New Technology, to the extent Asana has the right to do so pursuant to such agreement, including all payment obligations and the following shall apply: If Company desires to receive a (sub)license to such New Technology, then Company shall notify Asana in writing and following such notification the rights and licenses granted to Company under this Agreement will include such New Technology provided that Company shall promptly reimburse Asana for any milestones, royalties or other amounts that become owed to such Third Party by reason of the grant to, or exercise by or under the authority of, Company of such rights with respect to such New Technology hereunder, and Company shall promptly reimburse Asana for a reasonable portion of any upfront fee or other similar amounts paid to acquire such New Technology to reflect the value of the rights granted to Company to such New Technology hereunder. In the event Company does not notify Asana that it desires such (sub)license to the New Technology, then such New Technology shall thereafter be deemed excluded from the Licensed Patent Rights or Licensed Know-How, as applicable, hereunder.

12.5 Patent Term Extensions. Company will have the right to seek and obtain patent term restoration or supplemental protection certificates or the like or their equivalents in any country or jurisdiction in the Territory, where applicable to Licensed Patent Rights, including as may be available to the Parties under the provisions of the U.S. Drug Price Competition and Patent Term Restoration Act of 1984 or comparable laws outside the United States of America, in each case, in connection with any Licensed Product. Asana and Company will cooperate in connection with all such activities. At Company’s request, Asana will provide to Company such information as reasonably necessary to calculate patent extensions, including development dates and activities conducted by Asana.

12.6 Licensed Product Trademarks. Company shall have the right to brand Licensed Products in the Field in the Territory using trademarks, logos, and trade names it determines appropriate for such Licensed Products, which may vary by country or jurisdiction or within a country or jurisdiction (the “Licensed Product Marks”); provided, however, that Company shall not use any trademarks or house marks of Asana (including Asana’s corporate name) that are registered and in the public domain or that have otherwise been disclosed to Company or any trademark confusingly similar thereto without Asana’s prior written consent. Company shall own all rights in the Licensed Product Marks in the Field in the Territory (excluding any such marks that include, in whole or part, any corporate name or logos of Asana or its Affiliates or sublicensees) and shall register and maintain the Licensed Product Marks in the Field in the Territory that it determines reasonably necessary, at Company’s cost and expense.

ARTICLE 13

TERM AND TERMINATION

13.1 Term. This Agreement shall be effective as of the Effective Date and, unless earlier terminated as set forth below, shall expire upon the payment in full by Parent to Asana of the Merger Consideration, including the issuance of the Parent Shares (such period, the “Term”). Notwithstanding the foregoing, if the Breakthrough Designation Milestone was not achieved but all other Merger Consideration was paid, then the Term shall expire provided that if Company or its Affiliate or sublicensee ever achieves the Breakthrough Designation Milestone with a subsequent or future Licensed Product, then Parent shall pay the corresponding milestone payment for achievement of the Breakthrough Designation Milestone pursuant to Section 2.12 of the Merger Agreement.

13.2 Expiration. Upon the expiration of the Term, the License shall become fully paid-up, perpetual and irrevocable, and Company’s rights under Article 12 shall continue until the last to expire Patent Right included in the Licensed Patent Rights.

13.3 Termination.

(a) Termination by Company for Convenience. Company may terminate this Agreement at any time upon sixty (60) days prior written notice to Asana.

(b) Termination for Material Breach. If either Party materially breaches this Agreement or, with respect to Company, Parent breaches the payment obligations under the Merger Agreement (in which case, Company would be the breaching Party), at any time, the non-breaching Party shall have the right to terminate this Agreement by written notice to the breaching Party unless such material breach is cured within ninety (90) days (or, with respect to any breach of any payment obligation, (30) days) after written notice is given by the non-breaching Party to the breaching Party specifying the breach.

(c) Termination by Asana. If at any time Company has not engaged in material activities in support of clinical Development or Commercialization of a Licensed Product for a period of [***] ([***]) consecutive months (“Activities Lapse”), then Asana may terminate this Agreement upon thirty (30) days written notice to Company. Asana shall not have the right to terminate pursuant to this Section 13.3(c), in the case of an Activities Lapse that is due to reasons outside of Company’s reasonable control (such as a regulatory hold or a force majeure event), provided that Company diligently and continuously pursues reasonable efforts to resume such activities as soon as possible. Company shall provide Asana prompt written notice of any Activities Lapse.

(d) Limitations on Termination. Notwithstanding this Section 13.3 above, after achievement of the [***] Milestone (and payment of the associated Development Milestone Payment pursuant to Section 2.12(a) of the Merger Agreement and issuance of the Milestone Parent Shares), Asana’s right to terminate this Agreement will be limited to (i), [***] and (ii) [***]; provided that Asana’s right to so terminate this Agreement pursuant to clause (i) or (ii) above shall end if (A) Parent pays Asana the Merger Consideration (other than the Breakthrough Designation Milestone if the underlying event has not yet occurred), including the issuance of the Up-Front Parent Shares and the Milestone Parent Shares, or (B) Asana’s equity interest in Parent issued to Asana (or its designee) pursuant to the Merger Agreement (the “Equity Consideration”) is publicly tradable on the Nasdaq Stock Market or New York Stock Exchange, whether as a result of an initial public offering, reverse merger, special purpose acquisition company transaction or otherwise, and has a value equal to or greater than [***] dollars (USD $[***]) (the “Equity Value”) (which value shall be based on all shares of Equity Consideration originally issued to Asana, and shall not give effect to any sales or other dispositions by Asana) determined as follows, either alone or in combination:

•	Public Equity – based on a trailing twenty (20)-day volume weighted average price per share of the stock of Parent (or its successor).

•

Acquisition – in the case of an Acquisition of Parent, the Equity Value shall include all consideration actually paid in respect of the Equity Consideration, including any up-front, milestone, royalty, escrow, earnout or other contingent consideration when actually paid. The value of any non-cash consideration (whether debt or equity securities or other property) paid as consideration in an Acquisition shall be determined as follows: (i) the value of securities for which there is an established public market will be determined consistent with “Public Equity” above, and (ii) the value of securities that have no established public market, and the value of consideration that consists of other property, will be as set forth in the definitive documents governing the Acquisition, or if the definitive documents do not provide a mechanism for valuing such securities, the value of such securities shall be the fair market value thereof as determined in good faith by Parent’s Board of Directors; provided that if Asana objects to any such determination within ten (10) days of receiving notice thereof, such fair market value will be determined by an independent investment banking or business valuation firm mutually agreeable to Parent and Asana (the costs of which shall be shared equally by Parent and Asana). If the consideration to be paid is computed in any foreign currency, the value of such foreign currency for purposes hereof shall be converted into U.S. dollars as set forth in the definitive documents governing the Acquisition, or if the definitive documents do not provide a mechanism for valuing such foreign currency, the value of such foreign currency shall be determined at the prevailing exchange rate on the date or dates on which such consideration is paid.

Notwithstanding anything to the contrary in this Section 13.3(d), the limitation on termination described in Section 13.3(d)(B) shall not apply during any period in which Asana is contractually obligated to not dispose of its capital stock of Parent pursuant to a lock-up agreement entered into with the underwriters of a public offering of Parent’s securities.

None of the foregoing limitations on Asana’s right to terminate the Agreement shall limit Asana’s rights to pursue damages or other available remedies for Company’s breach of this Agreement, including for a failure of Parent to pay Asana any sums otherwise payable under the Merger Agreement.

13.4 Effect of Termination. If this Agreement is terminated, the following shall apply (except that subsections (b), (c), (d), (f) and (g) shall not apply in the event of termination by Company pursuant to Section 13.3(b)):

(a) License Grant to Company. The License and all other rights granted by Asana to Company under the Licensed IP pursuant to this Agreement and all sublicenses granted by Company under the License shall terminate.

(b) License Grants to Asana. Effective upon the termination of this Agreement, Asana shall have, and Company hereby grants to Asana, (i) a worldwide, non-exclusive, fully paid-up, royalty-free, perpetual, irrevocable and sublicensable (through multiple tiers) license under the Company IP to research, Develop, make, have made, use, import, export, offer for sale, sell and otherwise Commercialize Licensed Products and (ii) a worldwide, exclusive, fully paid-up, royalty-free, perpetual, irrevocable and sublicensable (through multiple tiers) license under the Inventions (and all intellectual property rights therein, including any Patent Rights) to research, Develop, make, have made, use, import, export, offer for sale, sell and otherwise Commercialize Licensed Products. The foregoing license would not include rights to any Patent Rights or Know-How Controlled by Company with respect to any active pharmaceutical ingredients that are not Licensed Compounds. In the event that the Company IP includes Patent Rights or Know-How covering a combination of a Licensed Compound with another active pharmaceutical ingredient that Company in-licensed from a Third Party and that are subject to royalty, milestone or other payment obligations to such Third Party, then Company shall so notify Asana and disclose to Asana a true, complete and correct copy of the acquisition or license agreement for such Company IP, to the extent Company has the right to do so pursuant to such agreement, including all payment obligations and the following shall apply: If Asana desires to receive a (sub)license to such Company IP, then Asana shall notify Company in writing and following such notification the rights and licenses granted to Asana under this Agreement will include such Company IP; provided that Asana shall promptly reimburse Company for any milestones, royalties or other amounts that become owed to such Third Party by reason of the grant to, or exercise by or under the authority of, Asana of such rights with respect to such Company IP hereunder, and Asana shall promptly reimburse Company for a reasonable portion of any upfront fee or other similar amounts paid to acquire such Company IP to reflect the value of the rights granted to Asana to such Company IP hereunder. In the event Asana does not notify Company that it desires such (sub)license to the Company IP, then such Patent Rights or Know-How shall thereafter be deemed excluded from the Company IP licensed to Asana under this Section 13.4(b).

(c) Regulatory Submissions and Approvals. Upon Asana’s written request, Company shall provide Asana with copies of all Regulatory Submissions made with respect to the Licensed Products by Company, its Affiliates or sublicensees, and assign to Asana (and shall provide Asana with a right of reference with respect to) such Regulatory Submissions and resulting Regulatory Approvals, at Company’s cost and expense. In addition, upon Asana’s written request, Company shall, at its cost and expense, provide to Asana copies of all material related documentation, including material non-clinical, preclinical and clinical data with respect to the Licensed Product that are held by or reasonably available to Company, its Affiliates or sublicensees. The Parties shall discuss and establish appropriate arrangements with respect to safety data exchange for the Licensed Products; provided that Asana will assume all safety and safety database activities for the Licensed Products no later than six (6) months after termination.

(d) Trademarks. Company shall transfer and assign, and shall ensure that its Affiliates and sublicensees transfer and assign, to Asana, at no cost to Asana, all Licensed Product Marks relating to any Licensed Product and any applications therefor and goodwill relating thereto (excluding any such marks that include, in whole or part, any corporate name or logos of Company or its Affiliates or sublicensees). Asana and its Affiliates and licensees shall have the right to use other identifiers specific to any Licensed Product (e.g., Company compound identifiers). Company shall also transfer to Asana any in-process applications for generic names for any Licensed Product.

(e) Wind Down and Transition. Company shall be responsible, at its own cost and expense, but subject to the limitations below, for the wind-down of Company’s and its Affiliates’ and its sublicensees’ Development, manufacture and Commercialization activities for the Licensed Products. Company shall, and shall cause its Affiliates and its sublicensees to, reasonably cooperate with Asana to facilitate orderly transition of the Development, manufacture and Commercialization of the Licensed Products to Asana or its designee. Without limiting the foregoing, such assistance will include, to the extent requested by Asana, (i) assigning or amending as appropriate any agreements or arrangements with Third Party vendors (including distributors) to Develop, manufacture, promote, distribute, sell or otherwise Commercialize the Licensed Products (including assigning to Asana the Assigned Contracts, to the extent still in existence) or, to the extent any such Third Party agreement or arrangement is not assignable to Asana, reasonably cooperating with Asana to arrange to continue to provide such services for a reasonable time after termination and otherwise make available to Asana the benefit of such agreement or arrangement; and (ii) to the extent that Company or its Affiliate is performing any activities described above in (i), reasonably cooperating with Asana to transfer such activities to Asana or its designee and continuing to perform such activities on Asana’s behalf for a reasonable time after termination until such transfer is completed. Upon Asana’s reasonable request within the first three (3) months following the termination of this Agreement, Company will make employees or agents of Company available to Asana for up to fifty (50) hours, in the aggregate, at no additional cost to Asana, to facilitate such transition of the Licensed Products. Without limiting the foregoing, at Asana’s election and request, Company shall provide to Asana or its designee transitional supplies of any Licensed Product (including final product, bulk drug substance, intermediates, works-in-process, formulation materials, reference standards, drug product clinical reserve samples, packaged retention samples with respect thereto) at a price equal to Company’s fully burdened manufacturing cost, including the pass through of Company’s purchase price for such Licensed Product from Third Party manufacturers and costs incurred by Company and allocable to such Licensed Product in accordance with United States generally accepted accounting principles, including costs of shipping, handling, quality assurance and storage, for up to twelve (12) months after the effective date of such termination, under the terms of a commercially reasonable supply agreement to be negotiated in good faith by the Parties.

(f) Inventory. At Asana’s election and request, Company shall transfer to Asana or its designee any or all inventory relating to the Licensed Products (including all final product, bulk drug substance, intermediates, works-in-process, formulation materials, reference standards, drug product clinical reserve samples, packaged retention samples with respect thereto) then in the possession or control of Company, its Affiliates or sublicensees.

(g) Ongoing Clinical Trial. If, at the time of such termination, Company or its Affiliates or sublicensees are conducting any Clinical Trial of a Licensed Product, then, at Asana’s election on a Clinical Trial-by-Clinical Trial basis: (i) Company shall, and shall cause its Affiliates and sublicensees to, (A) cooperate with Asana to transfer the conduct of such Clinical Trial to Asana or its designee and complete such transfer promptly and, in any case, within six (6) months after the termination effective date or (B) continue to conduct such Clinical Trial or any portion thereof, to the extent so requested by Asana, for a period requested by Asana up to a maximum of six (6) months after the termination effective date; and (ii) Company shall, at its cost and expense, orderly wind-down the conduct of any such Clinical Trial that is not assumed by Asana pursuant to clause (i) above. Company shall continue to conduct any such Clinical Trial to be continued by Company pursuant to this Section 13.4(g) in accordance with the terms and conditions of this Agreement and shall bear the costs of any such on-going Clinical Trials during such six (6)-month period; provided that Company shall not be obligated to enroll any additional patients in such Clinical Trials during such six (6)-month period.

(h) Return of Confidential Information. Company shall return (at Asana’s expense) or destroy all materials (including tangible and electronic materials) comprising, bearing or containing any Confidential Information of Asana that are in Company’s or its Affiliates’ or sublicensees’ possession or control and provide written certification of such destruction; provided that Company may retain one copy of such Confidential Information for its legal archives solely to monitor compliance with its obligations herein, and provided further, that Company shall not be required to destroy electronic files containing such Confidential Information that are made in the ordinary course of its business information back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information.

13.5 Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Without limiting the foregoing, the provisions of Article 9, Article 11, Article 12 (following expiration, but not termination) and Article 14, and Sections 13.1, 13.4, 13.5 and 13.6 shall survive the expiration or termination of this Agreement. In addition, if this Agreement expires prior to the payment of the Breakthrough Designation Milestone, then Section 2.12 of the Merger Agreement shall survive such expiration. Notwithstanding the foregoing, without limiting the rights and obligations of the Parties pursuant to Section 13.4 or Asana’s remedies hereunder in the event of Company’s breach of this Agreement, to the extent that Company or its Affiliate or sublicensee continues to Develop or Commercialize any Licensed Compound or Licensed Product after the effective date of termination of this Agreement, Section 2.12 of the Merger Agreement shall survive such termination; provided, that, if such Licensed Compound (other than a Licensed Compound described in subsection (a) or (b) of Section 1.33) or Licensed Product (other than a Licensed Product containing, incorporating or comprising a Licensed Compound described in subsection (a) or (b) of Section 1.33) is Covered by a Licensed Patent Right that has been invalidated (other than as a result of a Patent Challenge), and is not Covered by any other Licensed Patent Right, then Company’s payment obligations pursuant to such Section shall terminate. “Patent Challenge” means a proceeding filed or initiated by Company or any of its Affiliates or sublicensees (directly or indirectly (e.g., through a Third Party)) in a court or by administrative proceeding seeking the invalidity or unenforceability or otherwise challenging or seeking to limit the scope of any Licensed Patent Right.

13.6 Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies in law or equity shall remain available except as agreed to otherwise herein.

ARTICLE 14

MISCELLANEOUS

14.1 Assignment. Except as provided in this Section 14.1, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party; provided, however, that (and notwithstanding anything elsewhere in this Agreement to the contrary) either Party may, without the written consent of the other Party, assign this Agreement and its rights and obligations hereunder in whole or in part (a) to an Affiliate of such Party or, with respect to Asana, to a Person controlled (as defined in Section 1.4), directly or indirectly, by any Majority Investor or group of Majority Investors or (b) in connection with the transfer or sale of all or substantially all of its assets or business related to the subject matter of this Agreement, or in the event of its merger or consolidation or similar transaction. Prior to the payment to Asana of all of the Merger Consideration pursuant to the Merger Agreement, Company shall not assign or otherwise transfer this Agreement to any Affiliate or any Third Party, unless such Affiliate or Third Party agrees to be bound by all of the payment obligations set forth in the Merger Agreement. Any attempted assignment not in accordance with this Section 14.1 shall be void. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement.

14.2 Severability. Should one or more of the provisions of this Agreement become void or unenforceable as a matter of Applicable Laws, then this Agreement shall be construed as if such provision were not contained herein and the remainder of this Agreement shall be in full force and effect, and the Parties will use their best efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties.

14.3 Governing Law; English Language. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and the patent laws of the United States without reference to any rules of conflict of laws. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.

14.4 Dispute Resolution.

(a) If any dispute, claim or controversy of any nature arising out of or relating to this Agreement, including any action or claim based on equity, tort, contract or statute, or concerning the interpretation, effect, termination, validity, performance or breach of this Agreement (each, a “Dispute”), arises between the Parties and the Parties cannot resolve such Dispute through good faith discussions, within thirty (30) days of a written request by either Party to the other Party (“Notice of Dispute”), either Party may refer the Dispute to the Executive Officers for resolution. Each Party, within five (5) Business Days after a Party has received such written request from the other Party to so refer such Dispute, shall notify the other Party in writing of the Executive Officer to whom such dispute is referred. If, after an additional sixty (60) days after the Notice of Dispute, such Executive Officers have not succeeded in negotiating a resolution of the Dispute, and a Party wishes to pursue the matter, then either Party may initiate legal proceedings with respect thereto in accordance with this Section 14.4.

(b) With respect to any Dispute, each of the Parties: (i) irrevocably consents to the exclusive jurisdiction and venue in the Delaware Court of Chancery within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any court of the United States located in the State of Delaware, or, if any such court of the United States located in the State of Delaware declines to accept jurisdiction over a particular matter, any state court located in the State of Delaware); (ii) agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided in this Section 14.4; (iii) waives its right to a jury trial; (iv) agrees that process shall be served upon such Party in the manner set forth in Section 14.8, and that service in such manner shall constitute valid and sufficient service of process and (v) waives and covenants not to assert or plead any objection that such Party might otherwise have to such jurisdiction, venue or process, including that any suit or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, a Party will be entitled to seek enforcement of a judgment entered pursuant to this Section 14.4 in any court having competent jurisdiction thereof where enforcement is deemed necessary.

(c) Notwithstanding the foregoing, any Excluded Claim may be submitted by either Party to any court of competent jurisdiction over such Excluded Claim. As used in this Section 14.4, the term “Excluded Claim” means any dispute, controversy or claim that concerns (i) the validity, enforceability or infringement of any patent, trademark or copyright, or (ii) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

(d) Notwithstanding anything in this Section 14.4 to the contrary, each Party shall have the right to apply to any court of competent jurisdiction for appropriate interim or provisional relief, as necessary to protect the rights or property of such Party, for clarity, without the necessity of complying with the provisions of Section 14.4(a).

14.5 Force Majeure. Except for payment obligations hereunder, neither Party shall be responsible to the other for any failure or delay in performing any of its obligations under this Agreement or for other nonperformance hereunder if such delay or nonperformance is caused by strike, fire, flood, earthquake, accident, war, act of terrorism, epidemic or pandemic, act of God or of the government of any country or of any local government (including emergency shut-down, lock-down or stay-at-home orders), or by any other cause unavoidable or beyond the control of any Party hereto. In such event, the Party affected will promptly notify the other Party of such force majeure event, will diligently and continuously pursue reasonable efforts to resume performance of its obligations as soon as possible and will keep the other Party informed of actions related thereto.

14.6 Waivers and Amendments. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

14.7 Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Asana and Company, or to constitute one as the agent of the other. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other.

14.8 Notices. All notices, consents or waivers under this Agreement shall be in writing and will be deemed to have been duly given when (a) scanned and converted into a portable document format file (i.e., pdf file), and sent as an attachment to an e-mail message, where, when such message is received, a read receipt e-mail is received by the sender (and such read receipt e-mail is preserved by the Party sending the notice); provided further that a copy is promptly sent by an internationally recognized overnight delivery service (receipt requested)(although the sending of the e-mail message shall be when the notice is deemed to have been given), or (b) the earlier of when received by the addressee or five (5) days after it was sent, if sent by registered letter or overnight courier by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and e-mail addresses set forth below (or to such other addresses and e-mail addresses as a Party may designate by notice):

If to Asana:             Asana BioSciences, LLC

997 Lenox Drive, Suite 220

Princeton Pike Corporate Center

Lawrenceville, NJ 08648

Attention: CEO

With a copy to:

Avtar Enterprise, LLC

400 Crossing Boulevard, 7th Floor

Bridgewater, NJ 08807

Attention: Legal Department

and:

Tarsadia

520 Newport Center Drive, Twenty-First Floor

Newport Beach, CA 92660

Attention: Legal Department

If to Company:          ASN Product Development, Inc.

997 Lenox Drive, Suite 220

Princeton Pike Corporate Center

Lawrenceville, NJ 08648

Attention: CEO

14.9 No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including any Third Party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, except as otherwise expressly provided for in this Agreement. Notwithstanding the foregoing, Asana and Company each acknowledge and agree that, following the Closing of the Merger Agreement and for so long as Parent remains an Affiliate of Company, Parent is a third party beneficiary of the rights of Company and the obligations of Asana under this Agreement, with full rights of enforcement as if a party hereto in the event that any breach of this Agreement adversely affects, or may reasonably be expected to adversely affect, Parent.

14.10 Entire Agreement. This Agreement (including the Exhibits attached hereto), together with the Merger Agreement sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other communications between the Parties with respect to such subject matter, including the Original Agreement. In the event that the terms of this Agreement and the Merger Agreement conflict, then the terms of the Merger Agreement shall control with respect to matters pertaining to any payment to be made pursuant to such agreement, and this Agreement shall control in all other respects.

14.11 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterpart signature pages delivered by facsimile or similar electronic transmission (including via e-mail in PDF format or via DocuSign) shall be deemed binding as originals.

14.12 Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive unless explicitly stated to be so, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law. For clarity, the amounts paid under the Merger Agreement shall be available as damages for breaches of this Agreement, as applicable.

14.13 Export. Each Party acknowledges that the laws and regulations of the United States restrict the export and re-export of commodities and technical data of United States origin. Each Party agrees that it will not export or re-export restricted commodities or the technical data of the other Party in any form in contravention of any Applicable Law or without appropriate United States and foreign government licenses.

14.14 Notification and Approval. In the event that this Agreement or the transaction(s) set forth herein are subject to notification or regulatory approval in one or more countries or jurisdictions in the Territory, then Development and Commercialization in such country(ies) or jurisdictions in the Territory will be subject to such notification or regulatory approval. The Parties will reasonably cooperate with each other with respect to such notification and the process required thereunder, including in the preparation of any filing. Company will be responsible for any and all costs, expenses, and filing fees associated with any such filing in any country in the Territory.

[Remainder of page left blank intentionally.]

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives.

ASN PRODUCT DEVELOPMENT, INC.

By:	/s/ Sandeep Gupta
Name: Sandeep Gupta
Title: President and CEO

ASANA BIOSCIENCES, LLC

By:	/s/ Sandeep Gupta
Name: Sandeep Gupta
Title: President and CEO

Exhibit 1.6

[***]

Exhibit 1.7

[***]

Exhibit 1.8

Assigned Contracts

[***]

Exhibit 1.36

Licensed Patent Rights

[***]

Exhibit 1.50

[***] SUCCESS CRITERIA

[***]

Exhibit 4.1

Technology Transfer

[***]

Exhibit 5.2

Development Plan Elements Preliminary, Subject to Refinement Post-Technology Transfer

[***]

Exhibit 6.1

Regulatory Transfer Items

[***]

EXHIBIT B

[***] MILESTONE SUCCESS CRITERIA

[***]

EXHIBIT C

SHARE ISSUANCE LETTER

[***]